EXHIBIT 99

                                Stephen M. Sill
                                ---------------


1/       Received pursuant to a 5% stock dividend paid on January 22, 2005.


2/ Owned jointly by the reporting person and his wife, Vorelle P. Sill. Does not include 31,172 shares of Class A Common Stock owned indirectly by the reporting person, including (A) 22,126 shares of Class A Common Stock acquired pursuant to the Security National Financial Corporation Tax-Favored Retirement Savings Plan 401(k) Plan and allocated to the reporting person's account (including 768 shares of Class A Common Stock the reporting person acquired under the 401(k) Plan between April 1, 2004 and December 31, 2004, and 1,054 shares of Class A Common Stock that were allocated to the reporting person's account on January 22, 2005 pursuant to a 5% stock dividend declared on December 10, 2004), of which the reporting person disclaims voting and investment powers with respect to such shares; (B) 3,648 shares of Class A Common Stock acquired under the Security National Financial Corporation Employee Stock Ownership Plan (ESOP), in reliance on old Rule 16a-8(g)(3) (including 174 shares of Class A Common Stock that were allocated to the reporting person's account on January 22, 2005 pursuant to a 5% stock dividend declared on December 10, 2004), of which the reporting person disclaims voting and investment powers with respect to such shares; and (C) 5,398 shares of Class A Common Stock acquired under the Deferred Compensation Plan (including 3,172 shares of Class A Common Stock the reporting person acquired under the Deferred Compensation Plan between April 1, 2004 and December 31, 2004, and 257 shares of Class A Common Stock that were allocated to the reporting person's account on January 22, 2005 pursuant to a 5% stock dividend on December 10, 2004), of which the reporting person disclaims voting and investment powers with respect to such shares. The reporting person disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

3/ Grant to reporting person of options to purchase 5,000 shares of Class A Common Stock under the Security National Financial Corporation 2003 Stock Option Plan. The options became exercisable on December 10, 2004.